Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of DoubleLine Funds Trust of our report dated May 23, 2022, relating to the financial statements and financial highlights, which appears DoubleLine Selective Credit Fund’s Annual Report on Form N-CSR for the year ended March 31, 2022. We also consent to the references to us under the headings “Disclosure of Portfolio Information” and “Independent Registered Public Accounting Firm and Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Los Angeles, California

July 28, 2022